LEAK-OUT AGREEMENT

This LEAK-OUT AGREEMENT (the “Agreement”) is made and effective as of August 4, 2014 (the “Effective Date”) by and between OSL Holdings, Inc., a Nevada corporation (the “Company”), on the one hand and Eli Feder, Robert Rothenberg and Steven Gormley, on the other hand (each, a “Stockholder” and collectively, the “Stockholders”).

RECITAL

A.	As reported by the Company in its Form 8-K filed with the Securities and Exchange Commission on March 10, 2014, the Company and the Stockholders have entered into an Executive Agreement dated March 5, 2014 (the “Executive Agreement”);

B.	Effective April 10, 2014, the Company entered into an Employment Agreement with Robert Rothenberg pursuant to which, in part, Mr. Rothenberg shall receive shares of common stock of the Company (“Common Stock”);

C.	Effective April 15, 2015 the Company entered into a Consulting Agreement with Eli Feder, which Consulting Agreement terminated on June 30, 2014, when the Company entered into an Employment Agreement with Mr. Feder. Pursuant to both the Consulting Agreement and subsequent Employment Agreement, Mr. Feder has and shall receive shares of Common Stock ;

D.	Effective April 10, 2014, the Company entered into an Employment Agreement with Steve Gormley pursuant to which, in part, Mr. Gormley shall receive shares of common stock of the Company (“Common Stock”);

E.	The Stockholders and Affiliates own shares (the “Shares”) of Common Stock of the Company ;

F.	Inclusive of all shares issued to the Stockholders, their Affiliates, or issued as part of employment, settlement or request of Company to date and in the future;

G.	To ensure the development of an orderly trading market in the Company’s Common Stock, this Leak-Out Agreement provides the circumstances under which the Stockholders may sell or otherwise dispose of their Shares.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Stockholders agree as follows:

1. Recitals. The above Recitals are true and correct and are incorporated herein.

2. Leak-Out. The aggregate number of Shares that may be sold or otherwise transferred by each Stockholder (taking into account sales and other transfers: (a) directly from each Stockholder, (b) by each Stockholder’s Affiliated Entities and (c) by any holder of Shares previously sold or otherwise transferred to such holder by the Stockholder after the Effective Date) shall not exceed:

2.1. 10% of the average monthly trading volume for the Common Stock on the relevant trading market as reported by the OTC Markets Group if the Company’s Common Stock is quoted over-the-counter, or by Bloomberg L.P. if the Company’s Common Stock is traded on an exchange (the “10% Limit”), for any Stockholder who is not an “affiliate” of the Company, as such term is defined under the Securities Act of 1933, as amended (the “Act”), and

2.2. the maximum amount permitted under applicable law or regulation for any Stockholder who is an “affiliate” (as adjusted for any stock split, combination or the like) in any 90-day period provided that such maximum amount does not exceed the 10% Limit (the “Volume Limitations”).

3. Application of this Agreement to Shares Sold or Otherwise Transferred. So long as such sales or other transfers are made in compliance with the Volume Limitations and other requirements of this Agreement, Shares sold in the public market shall thereafter not be subject to the restrictions on sale or other transfer contained in this Agreement.

4. Attempted Transfers. Any attempted or purported sale or other transfer of any Shares by the Stockholder in violation or contravention of the terms of this Agreement shall be null and void ab initio. The Company shall, and shall instruct its transfer agent to, reject and refuse to transfer on its books any Shares that may have been attempted to be sold or otherwise transferred in violation or contravention of any of the provisions of this Agreement and shall not recognize any person or entity.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

6. Notices. Any notices and other communications given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or on the fifth (5th) day after deposit in the mail if sent by certified or registered mail (postage prepaid and return receipt requested) or on the next business day if sent by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with immediate electronic confirmation of receipt in a manner customary for communications of such type). Notices are to be addressed as follows:

If to the Company, to:

OSL Holdings, Inc.

1669 Edgewood Road, Suite 214

Yardley, PA

Attn: Tom D’Orazio

If to the Stockholders, to the address set forth on the signature page attached hereto.

7. Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns and to the Stockholders and their respective permitted heirs, personal representatives, successors and assigns.

8. Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and the transactions contemplated hereby and supersedes all prior written and oral agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may not be changed orally, but may only be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

9. Remedies. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in such party’s sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive relief or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party hereto waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof, whether at law or in equity, shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

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10. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

11. Severable Provisions. The provisions of this Agreement are severable and if any one or more of its provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

12. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first set forth above.

COMPANY:

OSL Holdings, Inc.:

By:	/s/ Robert Rothenberg
Name:	Robert Rothenberg
Title:	CEO

STOCKHOLDERS:

/s/ Eli Feder
Eli Feder
1231 E. 35th St., Brooklyn, NY 11210
[address]

/s/ Robert Rothenberg
Robert Rothenberg
1327 University Drive, Yardley, PA 19067
[address]

/s/ Steven Gormley
Steven Gormley
425 Newtown TPKE., Redding, CT 06896
[address]

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